LOAN AGREEMENT



                  THIS LOAN AGREEMENT (this "Agreement") is made and entered into as of September 17, 2003, by and between FARO TECHNOLOGIES, INC., a Florida corporation (the "Borrower") and SUNTRUST BANK (the "Bank"). The parties hereto hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

                  Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  "Access Agreement" means a waiver, subordination, bailee letter, mortgagee waiver, or other acknowledgment executed and delivered in favor of Bank by any landlord, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests (including rights or interests arising by operation of law) in the Collateral, in each case in form and substance satisfactory to Bank.

                  "Account Debtor" means any Person that is or that may become obligated under, with respect to, or on account of, an Account.

                  "Accounts" has the meaning set forth in the Security
Agreement.

                  "Acquisition" means any transaction or series of related transactions that result, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests, or equity of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation or any other business combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.

                  "Advances" has the meaning set forth in Section 2.1.

                  "Adjusted LIBOR" means, with respect to each Interest Period for a LIBOR Loan, the rate per annum, obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

                  "Affiliate" means, with respect to any Person, (a) any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person, (b) any other Person which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of any class of voting stock of such Person, or (c) any other Person, ten percent (10%) or more of any class of the voting stock (or if such other Person is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. The term control (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

                  "Agreement" means this Loan Agreement, as amended, renewed, restated, supplemented, or modified from time to time.

                  "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or Guarantor), in one transaction or a series of transactions, of all or any material portion of Borrower's or Guarantor's businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, other than (a) Inventory (as defined in the Security Agreement) sold or leased in the ordinary course of business, (b) disposal of obsolete or worn out Equipment (as defined in the Security Agreement) that Borrower deems no longer needed or useful in its business; or (c) licensing or cross-licensing of the Borrower's intellectual property rights; provided Borrower's license or cross-license of all or substantially all of its intellectual property rights shall constitute an "Asset Sale" hereunder.

                  "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. ss. 101 et seq.) as amended, modified, succeeded or replaced from time to time.

                  "Base Rate" means mean the higher of (a) the per annum rate which the Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time or (b) the Federal Funds Rate as in effect from time to time, plus three percent (3%) per annum. The Bank's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Bank may make commercial loans or other loans at rates of interest at, above or below the Bank's prime lending rate. Each change in the Bank's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Base Rate Loan" means any portion of the Loan when and to the extent that the interest rate therefore is determined by reference to the Base Rate.

                  "Borrowing Availability" means as of any date of determination, (a) $5,000,000 or (b) the Borrowing Base, whichever is less, minus, in each case, the sum of (i) all Advances then outstanding and (ii) the face amount of all issued and outstanding Letters of Credit.

                  "Borrowing Base" means, as of any date of determination, an amount equal to subject to change from time to time in Bank's sole discretion, the sum of:

                  (a)  80% of Eligible Accounts, plus

                  (b) the lesser of (i) 25% of Eligible Inventory measured at book value, or (ii) the Eligible Inventory Sublimit.

                  "Borrowing Base Certificate" means a certificate in the form of "Exhibit B."

                  "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Florida are authorized or required to close under the laws of the State of Florida, and if the applicable Business Day relates to any LIBOR Loan, any day on which the London Inter-bank market is open for business.

                  "Capital Lease" means all leases that have been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the stock of Borrower having the right to vote for the election of members of the board of directors, or (b) a majority of the members of the board of directors do not constitute Continuing Directors, or (c) Borrower ceases to directly or indirectly own and control the majority of the outstanding capital stock of each of its Subsidiaries extant as of the Closing Date.

                  "Closing Date" means September __, 2003.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

                  "Collateral" has the meaning set forth in the Security Agreement.

                  "Collections" means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds).

                  "Commitment" means $5,000,000.

                  "Consolidated EBITDA" means, for Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expense, and (iv) all other non-cash charges determined on a consolidated basis in accordance with GAAP in each case for such period.

                  "Consolidated Interest Expense" means, for Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total cash interest expense, including without limitation the interest component of any payments in respect of obligations under Capital Leases capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period).

                  "Consolidated Net Income" means, for any period, the net income (or loss) of Borrower, and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains, (b) any gains attributable to write-ups of assets, (c) any equity interest of Borrower or any Subsidiary of Borrower in the unremitted earnings of any Person that is not a

Subsidiary, and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or the date such Person's assets are acquired by Borrower or any Subsidiary; provided, that if Consolidated Net Income is negative in any fiscal quarter, the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income for any previous fiscal quarter.

                  "Consolidated Net Worth" means, as of any date, the book value of the assets of Borrower on a consolidated basis with its Subsidiaries, minus the sum of (a) reserves applicable thereto, and (b) Borrower's liabilities on a consolidated basis with its Subsidiaries (including accrued and deferred income taxes), all as determined in accordance with GAAP.

                  "Consolidated Tangible Net Worth" means, as of any date, (a) the total assets of Borrower and its Subsidiaries that would be reflected on Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the sum of
(b) (i) the total liabilities of Borrower and its Subsidiaries that would be reflected on Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP, (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP and (iii) the net book amount of all assets of Borrower and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP. Consolidated Tangible Net Worth shall be increased by 100% of the amount by which Borrower's "total stockholder's equity" is increased as a result of any public or private offering of common stock of Borrower after the Closing Date.

                  "Consolidated Total Debt" means, as of any date of determination, all Indebtedness of Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of Borrower prepared in accordance with GAAP as of such date.

                  "Continuing Director" means (a) any member of the board of directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

                   "Current Ratio" means, as of any date of determination, the ratio of consolidated current assets of Borrower and its Subsidiaries to consolidated current liabilities of Borrower and its Subsidiaries, in each case as determined in accordance with GAAP.

                  "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

                  "Default" means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Default Rate" means the lesser of (a) five percent (5%) plus the otherwise applicable non-default interest rate hereunder, or (b) the maximum legal rate of interest that may be charged pursuant to Florida law.

                  "Demonstration Inventory" means measuring devices utilized by Borrower's sale representatives to present Borrower's products to customers.

                  "Dividend" means any direct or indirect patronage refund or distribution, dividend, redemption, return of capital, loan, advance, or other payment to any Person on account of any shares of stock of, securities of, or other ownership interest in, any other Person, including without limitation, any warrants or other rights or options to acquire shares of Stock of such other Person, but shall not include any share repurchases on the open market by the Borrower.

                  "Dollars" and the sign $ means lawful money of the United States of America.

                  "Domestic Subsidiary" means a Subsidiary formed and existing under the laws of the United States of America or any State thereof.

                  "Eligible Accounts" means those Accounts created by Borrower and its Domestic Subsidiaries in the ordinary course of business that (a) are acceptable to Bank, (b) arise out of its sale of goods or rendition of services,
(c) comply with each of the representations and warranties respecting Eligible Accounts, (d) are subject to the first-priority Lien of Bank as set forth herein, and (e) are remitted through the Lockbox Account, and (f) are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Bank in its sole discretion:

                        (i) Accounts with respect to which the Account Debtor is an officer, director, partner, employee or agent of Borrower or any Guarantor;

                        (ii) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or any Guarantor;

                        (iii) Accounts that are subject to Liens in favor of any Person other than Bank;

                        (iv) Accounts that are not payable in Dollars;

                        (v) Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;

                        (vi) Accounts with respect to which the Account Debtor
        (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States, or any state thereof, except to the extent such Accounts are supported by insurance, bonds, letters of credit, insurance policies or other assurances satisfactory to Bank;

                (vii) Accounts with respect to which Borrower or any Domestic Subsidiary is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or such Domestic Subsidiary;

                (viii) Accounts that are subject to dispute, counterclaim, or setoff;

                (ix) Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor;

                (x) Accounts with respect to which Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory;

                (xi) Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor in relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due;

                (xii) Accounts with respect to which the Account Debtor is the United States of America government or any department or agency of the United States of America, except Accounts for which Borrower has complied with the Assignment of Claims Act, 31 USC ss. 3727;

                (xiii) Accounts with respect to an Account Debtor whose total obligations owing exceed 10% of all Eligible Accounts, but only to the extent in excess of such percentage;

                (xiv) Accounts with respect to which the Account Debtor is located in a state where creditors must file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against Persons in the courts or through judicial process, unless Borrower or such Domestic Subsidiary has filed a business activities report with the such state for the then-current year, or is exempt therefrom;

                (xv) Accounts that have not been paid in full within 90 days from the invoice date therefor, or have terms of more than 60 days; or

                (xvi) Accounts where the Account Debtor does not have more than 25% of its aggregate Accounts owing for more than 90 days from the date of the invoice therefor.

                  "Eligible Inventory" means all Inventory of Borrower and its Domestic Subsidiaries consisting of first quality finished goods held for sale in the ordinary course of business that (a) are located at an Eligible Inventory Location, (b) is located at one of the locations specified on Schedule 4.06, (c) is subject to the first-priority Lien of Bank as set forth herein, (d) is Demonstration Inventory held for less than 12 months, (e) is not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Bank in Bank's reasonable credit judgment (including, without limitation, as a result of any audit or appraisal performed by Bank or Borrower from time to time):

                (i) Borrower or such Domestic Subsidiary does not have good, valid and marketable title thereto;

                (ii) It is in-transit Inventory from one location to another location;

                (iii) It is located on real property leased by Borrower or such Domestic Subsidiary, in a contract warehouse, or placed with a storage, freight, or customs agent, unless it is otherwise separately identifiable from goods of others, if any, stored on the premises, unless an Access Agreement has been obtained by Borrower or such Domestic Subsidiary with respect thereto;

                (iv) It is not subject to Bank's perfected first-priority Lien;

                (v) It consists of used goods or goods returned or rejected by customers; or

                (vi) It consists of goods that are obsolete (determined in accordance with GAAP) or slow moving, (or in any case are still held by Borrower or such Domestic Subsidiary more than twelve (12) months from the date such item of Inventory was purchased or delivered) restrictive or custom items, work-in-process, raw materials, prototypes, samples, chemicals, goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower's or such Domestic Subsidiary's business, bill and hold goods, defective goods, "seconds" or Inventory acquired on consignment.

                  "Eligible Inventory Locations" means Borrower's headquarters location in Lake Mary, Florida, and Borrower's facilities in Kennett Square, Pennsylvania to the extent that Bank has received an Access Agreement with respect thereto, together with any other location in the United States consented to by Bank in writing, and for which Bank has received an Access Agreement.

                  "Eligible Inventory Sublimit" means $1,000,000.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                  "Eurodollar Reserve Percentage" means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100 of 1%) in effect on any day to which the Bank is subject with respect to the Adjusted LIBOR Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Event of Default" means any of the events specified in
Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Bank from three Federal funds brokers of recognized standing selected by Bank.

                  "Fixed Charge Coverage Ratio" means, for any period of three consecutive fiscal months of Borrower, the ratio of (a) Consolidated EBITDA for such period, less the actual amount paid by Borrower and its Subsidiaries in cash during the period on account of capital expenditures, to (b) for Borrower and its Subsidiaries on a consolidated basis, the sum of (i) operating lease expenses for such period, plus (ii) Consolidated Interest Expense for such period, plus (iii) scheduled payments of principal on Indebtedness for such period.

                  "Foreign Subsidiary" means a Subsidiary formed and existing under the laws of a country other than the United States of America or any State thereof.

                  "GAAP" means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

                  "Guarantor" or "Guarantors" means, collectively, each of the Domestic Subsidiaries, together with each other Person that guarantees all or part of the Obligations hereunder after the Closing Date.

                  "Guaranty" means that certain Unlimited Continuing Guaranty Agreement dated of even date herewith executed and delivered by Guarantors in favor of Bank, as amended, restated, renewed, ratified, supplemented or otherwise modified from time to time, together with any other Unlimited Continuing Guaranty Agreement delivered by a Guarantor in favor of Bank after the Closing Date.

                  "Hedge Agreements" means, collectively, any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index option, bond option, interest rate option, foreign exchange transaction, short sale transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option, any other similar transaction (including any option with respect to any of these transactions) and any combination of the foregoing which directly hedges or offsets interest rate risk or other market risk with respect to any of the obligations of Borrower under the Loan Documents, Borrower or any of its Subsidiaries at the time such transaction is entered into.

                  "Holdco" means FARO CAYMAN, L.P., a limited partnership formed and existing under the laws of the Cayman Islands, in which Borrower owns 65% of the equity interests.

                  "Indebtedness" of any Person shall mean, without duplication
(a) all obligations of such Person for borrowed money of any kind, now existing or hereafter arising whether primary, secondary, direct, contingent or otherwise, (b) all obligations of such Person for all issued and outstanding Letters of Credit; (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including trade payables incurred in the ordinary course of business; (e) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (f) all obligations under such Person's Capital Leases, (g) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (h) all guarantees of such Person of the type of Indebtedness described in clauses (a) through (g) above, (i) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (k) off-balance sheet liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "Inventory" has the meaning set forth in the Security
Agreement.

                  "Intercompany Subordination Agreement" means that certain Intercompany Subordination Agreement dated of even date herewith by and among Borrower and its Subsidiaries in favor of Bank, as amended, restated, renewed, supplemented or otherwise modified from time to time.

                  "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date as Borrower initially selects, and ending on the numerically corresponding day in the first calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. No Interest Period may extend beyond the Maturity Date. If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

                  "Inventory" has the meaning set forth in the Security
Agreement.

                  "L/C Cash Collateral Account" has the meaning set forth in
Section 7.03.

                  "L/C Related Documents" has the meaning set forth in Section 2.20(f)(i).

                  "Letter of Credit" shall mean any standby, documentary or trade Letter of Credit issued by a Bank hereunder as requested by Borrower for the account or to secure obligations of Borrower or a Subsidiary of Borrower, in accordance with the terms of Section 2.20.

                  "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

                  "Letter of Credit Fees" has the meaning set forth in Section 2.04.

                   "Letter of Credit Obligations" shall mean, at any time, the sum of (a) the maximum amount that is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by Bank but not theretofore reimbursed.

                  "Letter of Credit Sublimit" shall mean an aggregate amount not to exceed $1,000,000, as such amount may be reduced from time to time in accordance with the provisions hereof.

                  "Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Tangible Net Worth as of such date.

                  "LIBOR" means for any applicable Interest Period with respect to a LIBOR Loan, the rate per annum for deposits in U.S. dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers' Association for the display of such Association's Interest Settlement Rates for U. S. dollar deposits). as of 11:00 A.M. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen IDA Page as of such date and such time; provide , that if the Bank determines that the relevant foregoing sources are unavailable for the relevant Interest

Period, LIBOR shall mean the rate of interest determined by the Bank to be the average (rounded upwards, if necessary, to the nearest 1/100th of 1 %) of the rates per annum at which deposits in U.S. dollars are offered by the Bank two
(2) Business Days preceding the first day of such Interest Period to leading banks in the London interbank market as of 10:00 A.M. (Orlando, Florida time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of such LIBOR Loan.

                  "LIBOR Loan" means any portion of the Loan when and to the extent that the interest rate therefor is determined by reference to LIBOR.

                  "LIBOR Rate Banking Day" means any day other than a Saturday or a Sunday on which banks are open for business in Orlando, Florida, and on which banks in London, England, settle payments.

                  "Lien" means any mortgage, deed of trust, leasehold mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

                  "Liquidity Ratio" means, with respect to Borrower and Guarantor, all current assets (such as cash, accounts receivable and marketable securities held by Bank) excluding inventories divided by current liabilities (such as accounts payable, accrued liabilities, etc.) excluding deferred revenue.

                  "Loan" has the meaning set forth in Section 2.1.

                  "Loan Documents" means this Agreement, the Note, the Intercompany Subordination Agreement, the Letter of Credit Documents, the Security Agreement, the Pledge Agreement, the Tax Indemnity Agreement, the Lockbox Account Agreement, any Hedge Agreement entered into by and between Borrower and Bank, and all other agreements, instruments, and documents executed in connection with any of the foregoing, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations or the Collateral.

                  "Lockbox Account" means each blocked bank account or bank account associated with a lock-box, into which the funds of the Borrower (including, without limitation, proceeds of the Collateral) are deposited or credited, and which is maintained in the name of Bank or Borrower, as the Bank may determine, on terms acceptable to the Bank.

                  "Lockbox Account Agreement" means that certain SunTrust Treasury Management Services Master Agreement (including, without limitation, the Wholesale Lockbox Service Schedule thereto) executed and delivered by Borrower if favor of Bank, regarding the operation of the Lockbox Account, as the same may from time to time be amended, supplemented or modified.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or financial or other condition of Borrower, (b) Borrower's ability to pay any of the Obligations in accordance with the terms of this Agreement, (c) the Collateral or Bank's Liens on the Collateral or the priority of such Liens, (d) Bank's rights and remedies under the Agreement and the other Loan Documents, or (e) any Guarantor's ability to honor its payment or performance obligations pursuant to a Guaranty.

                  "Maturity Date" means the earlier to occur of (a) demand for full payment of the Obligations by Bank following the occurrence and continuation of an Event of Default under this Agreement or any other Loan Document, or (b) September __, 2004.

                  "Multi-Employer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction, after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction, and (b) the amount of taxes payable in connection with or as a result of such transaction.

                  "Note" means that certain Revolving Note dated of even date herewith executed and delivered by Borrower in favor of Bank, as amended, restated, renewed, supplemented or otherwise modified from time to time.

                  "Notice of Request for Letter of Credit" shall mean a notice of request for issuance of a Letter of Credit in form and substance satisfactory to Bank.

                  "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and Indebtedness owing by the Borrower to the Bank, including, without limitation of all Indebtedness arising under this Agreement (including Letter of Credit Obligations) and the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, Hedge Agreement indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Bank in the Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to the Borrower under this Agreement, under any other Loan Document, or under any other agreement or instrument with the Bank. Any reference in this Agreement or the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

                  "Organizational Documents" means, for any Person, such Person's (a) articles or certificate of incorporation, formation or organization, (b) bylaws, operating agreement or other similar document, (c) certificate of determination or instrument relating to the rights of preferred shareholders, members or other equity holders of such Person, (d) shareholder rights agreement or other similar agreement, and (e) resolutions of the Board of Directors (or any committee thereof), members, managers (if manager managed) or similar governing body of such Person.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Acquisition" means any Acquisition by the Borrower or a Subsidiary which satisfies each of the following requirements: (a) no Event of Default has occurred and is continuing or will result from, such Acquisition;
(b) if the aggregate consideration to be paid by the Borrower and its Subsidiaries in connection with such Acquisition (including debt Assumed, but excluding capital stock of the Borrower) exceeds $2,500,000, the Borrower shall have delivered to the Bank a certificate demonstrating that, after giving effect to such Acquisition, the Borrower shall be in pro forma compliance with Section 5.13; provided, however, that if the Subsidiary so acquired is a Domestic Subsidiary, Borrower also complies with Section 6.03.

                  "Permitted Asset Sale" means any Asset Sale by the Borrower or a Subsidiary which satisfies each of the following requirements: (a) no Event of Default has occurred and is continuing, or will result from, such Asset Sale;
(b) if the aggregate consideration to be received by the Borrower and its Subsidiaries in connection with such Asset Sale (including debt of the and capital stock of the purchaser) exceeds $2,500,000, the Borrower shall have delivered to the Bank a certificate demonstrating that, after giving effect to such Asset Sale, the Borrower shall be in pro forma compliance with Section 5.13.

                  "Permitted Indebtedness" means (a) Indebtedness evidenced by this Agreement and the Note, and (b) accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business, as such business is presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings,
(c) Indebtedness secured by Permitted Liens; (d) Indebtedness outstanding on the Closing Date as set forth on Borrower's financial statements described in
Section 4.05; and (e) other unsecured Indebtedness in an aggregate amount outstanding at any time not in excess of $1,000,000.

                  "Permitted Liens" means (a) Liens in favor of Bank, (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (c) purchase money security interests perfected in accordance with applicable law,
(d) Liens reflected by Uniform Commercial Code financing statements filed in respect of Capital Leases permitted hereunder and true leases of the Borrower and its Subsidiaries; (e) Liens imposed by the operation of law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established by Bank; (f) other Liens approved by Bank in writing; and (g) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation; and easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

                  "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which Borrower is an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge Agreement" means, individually or collectively, any Pledge Agreement executed and delivered by Borrower in favor of Bank, wherein Borrower has granted to Bank a security interest in and pledge of, (a) 65% of the stock or other equity interests owned by Borrower in Holdco, and (b) 100% of the stock or other equity interests owned by Borrower in each Domestic Subsidiary, as the same may be amended, restated, renewed, supplemented or otherwise modified from time to time

                  "Principal Office" means Bank's office at 200 South Orange Avenue, Orlando, Florida 32801.

                  "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

                  "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                  "Security Agreement" means that certain Security Agreement dated of even date herewith executed and delivered by Borrower and each Domestic Subsidiary in favor of Bank, as amended, restated, renewed, supplemented or otherwise modified from time to time.

                  "Solvent" means, at any date of determination (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities), and (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured, and (c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature, and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                  "Subsidiary" means, with respect to any Person, any corporation of which more than thirty-five percent (35%) of the outstanding securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), is at the time, directly or indirectly through one or more intermediaries, owned by such Person or one or more of its Subsidiaries (including, without limitation, each of the Foreign Subsidiaries and the Domestic Subsidiaries).

                  "Tax Indemnity Agreement" means that certain Tax Indemnity Agreement dated of even date herewith executed and delivered by Borrower in favor of Bank, as amended, restated, renewed, supplemented or otherwise modified from time to time.

                  Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP on a consistent basis; provided, that if the Borrower notifies the Bank that the Borrower desires to amend any covenant in Section 5.13 (or any related definition) to eliminate the effect of any change in GAAP on the operation of such covenant (or any related definition), or the Bank notifies the Borrower that the Bank desires to amend any such covenant (or any related definition) for such purpose, then the Borrower's compliance which such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP as in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Borrower and the Bank.

                                   ARTICLE II
                          AMOUNT AND TERMS OF THE LOAN

                  Section 2.01 The Loan. Bank agrees on the terms and conditions hereinafter set forth, to make advances (the "Advances" and each an individual "Advance") to Borrower from time to time during the period from the date of this Agreement (the "Loan" or "Loans") up to, but not including, the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding, the lesser of (a) the Borrowing Availability, or (b) the Commitment. Until the Maturity Date, Borrower may borrow, repay and reborrow under this Section 2.01. In no event shall Bank be required to make any such Loan under this Agreement if it would cause the aggregate of all Loans to exceed the Commitment.

                  Section 2.02 Notice and Manner of Borrowing for Loans. Borrower shall request each borrowing under the Loan by written or telegraphic notice (effective upon receipt) not later than (a) 12:00 p.m. (Eastern time) on the Business Day of any proposed Base Rate Loan, or (b) 11:00 a.m. (Eastern time) not less than two (2) Business Days prior to any proposed LIBOR Rate Loan, in each case, specifying (i) the date of such Loan, (ii) the amount of such Loan, (iii) the type of Loan, and (iv) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. On the date of such Loan and upon fulfillment of all applicable conditions set forth in Article III, Bank will make the proceeds of such Loan available to Borrower by crediting the amount thereon to Borrower's account with Bank. Each borrowing request shall be irrevocable and binding on Borrower and Borrower shall indemnify Bank for any loss or expense incurred by Bank as a result of the failure to borrow as specified in such request.

                  Section 2.03 The Note. Borrower's obligation to repay the Loan shall be evidenced by a single promissory note (the "Note") in substantially the form of Exhibit "A" attached hereto, payable to the order of Bank.

                  Section 2.04 Fees. Borrower shall pay to Bank the following fees and charges, which fees shall be non-refundable and fully earned when paid (irrespective of whether this Agreement is terminated thereafter):

                  (a) Unused Line Fee. On the last day of each month in arrears during the term of this Agreement, an unused line fee in an amount equal to 0.10% per annum times the result of (a) the Commitment, less (b) the average Daily Balance of the Loans that were outstanding during the immediately preceding month.

                  (b) Letter of Credit Fees. For each Letter of Credit issued by Bank hereunder, Borrower shall pay to Bank, on demand, its standard fees in effect at such time for the issuance of such Letter of Credit or incurrence of such fee or expense in connection with such Letter of Credit (including, without limitation, any issuance, renewal, conversion, or drawing fees) (the "Letter of Credit Fees").

                  Section 2.05 Conversion of Loan Types. Borrower may elect from time to time to convert all or part of one type of Loan into another type of Loan by giving Bank notice at least two (2) Business Days before the conversion specifying (a) the conversion date, (b) the type of Loan to be converted into; provided that LIBOR Loans may only be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.05 shall be irrevocable and shall be given not later than 11:00 a.m. (Eastern time) on the day which is not less than the number of Business Days specified above for such notice. If Borrower shall fail to give Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest Period.

                  Section 2.06 Interest Rate for Loans. Borrower shall pay interest to Bank on the unpaid principal amount of the Loans at a rate per annum equal to, at Borrower's option, (a) the Base Rate, or (b) the Adjusted LIBOR rate, plus 1.75%. Any change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) day year for the actual number of days elapsed.

                  Section 2.07 Savings Clause. Notwithstanding anything contained herein to the contrary, the interest rate charged pursuant to this Agreement including all charges and fees in connection therewith deemed in the nature of interest under Florida law, shall not exceed the maximum rate allowed by law. In the event the stated interest rate on the Notes together with any other charge or fee deemed in the nature of interest exceeds the maximum legal rate, then, ipso facto, the interest rate shall be reduced to the maximum legal rate, and if, interest in excess of the maximum legal rate shall have been paid by Borrower in connection with this Agreement or under the Notes, the amount of such excess shall be applied to unpaid and outstanding principal, and not to the payment of interest.

                  Section 2.08 Interest Payments on Loans. Interest on the Loans (Base Rate Loans and LIBOR Loans) shall be paid to Bank in immediately available funds, on the last day of each month in arrears, and on the Maturity Date.

                  Section 2.09 Late Payments and Default Rate. Borrower shall pay to Bank a late charge equal to five percent (5.0%) of the installment (or a portion thereof) on the Note that is not paid within five (5) days of the due date. All late charges shall be immediately paid by Borrower to Bank. This late payment charge serves to defray a part of the increased cost of collection and is not a penalty, but is in addition to any interest which may be imposed at the default rate as a result of failure to pay within the grace period and any other remedies which are or may become exercisable by Bank hereunder. Upon an Event of Default, any unpaid portion of the principal, all accrued and unpaid interest and any other sums due under any Notes shall bear interest at the Default Rate from the date of such Event of Default and shall accrue until the earlier to occur of (a) waiver in writing by Bank of the applicable Event of Default, (b) agreement by Bank to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations.

                  Section 2.10      Reserved.

                  Section 2.11 Optional Prepayments. Borrower may, upon at least two (2) Business Days' notice to Bank, prepay Loans with adjustable rates in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, that a LIBOR Loan may only be prepaid on the last day of the Interest Period for such Loan.

                  Section 2.12 Mandatory Repayments. Immediately upon receipt by Borrower of the Net Cash Proceeds of any Asset Sale, Borrower shall prepay the Loans in an amount equal to all of such Net Cash Proceeds. Any prepayment pursuant to this Section 2.12 shall be applied to the Obligations in accordance with Section 2.14.

                  Section 2.13 Method of Payment. Borrower shall make each payment on the due date therefor, not later than 2:00 p.m. (Eastern Time) in lawful money of the United States to Bank at its Principal Office in immediately available funds. Any payment received by Bank later than 2:00 p.m. (Eastern
Time), or on a day that is not a Business Day shall be deemed to have been received on the following Business Day, and any applicable interest and fees shall continue to accrue until such Business Day. Borrower hereby authorizes Bank, if and to the extent payment is not made when due under this Agreement, from time to time, to charge such amounts to any account of Borrower maintained with Bank. Borrower agrees to pay all payments due to Bank under this Agreement, whether for principal, interest, fees or otherwise, without set-off or counterclaim, and free and clear and without any deduction or withholding on account of any taxes, all of which shall be for the account of Borrower and paid by it directly to the relevant taxing or other authority when due. If Borrower shall be required by law to make any deduction or withholding in respect of taxes from any payment hereunder, the sum payable shall be increased by such amount as will result in the receipt by Bank, after such deduction or withholding, of the amount that would have been received if such deduction or withholding had not been required.

                  Section 2.14 Application of Payments. Until the occurrence and continuation of an Event of Default, all Payments made to Bank (other than those payments that relate to specific fees, or payments required by this Agreement to be applied to specific Obligations), and the proceeds of the Collateral shall be applied first, to pay fees and expenses of Bank in connection with this Agreement until paid in full, second, to pay interest due in respect of the Loan until paid in full, third, to pay the principal of all Loans until paid in full, fourth, after the occurrence of an Event of Default hereunder, to cash collateralize the Letter of Credit Obligations in the amount of 105% of the outstanding face amount of any Letters of Credit, and fifth, to all other Obligations to the extent not paid in full, and thereafter, to Borrower. After the occurrence and during the continuation of an Event of Default, all payments made to Bank shall be applied to the Obligations in Bank's sole discretion

                  Section 2.15 Demand, Maturity Date. Notwithstanding anything herein to the contrary, all outstanding principal, interest and other amounts due under this Agreement in respect of the Obligations shall be due and payable in full, without demand on the Maturity Date.

                  Section 2.16 Use of Proceeds. The proceeds of the Loans hereunder shall be used by Borrower to finance working capital needs and for other general corporate purposes. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors, or Executive Order 13224.

                  Section 2.17 Illegality. Notwithstanding any other provision in this Agreement to the contrary, if Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for Bank to maintain or fund LIBOR Loans, then upon notice to Borrower by Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to Bank under this Agreement shall at the option of Bank either be (a) converted to a Base Rate Loan, (b) repaid immediately upon demand of Bank if such change or compliance with such request, in the judgment of Bank, requires immediate repayment, or (c) repaid at the expiration of the last Interest Period to expire before the effective date of any such change or request.

                  Section 2.18 Increased Cost. Borrower shall pay to Bank from time to time such amounts as Bank may determine to be necessary to compensate Bank for any costs incurred by Bank which Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to convert to such Loans hereunder, or any reduction in any amount receivable by Bank under this Agreement or the Notes in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including Bank of or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which (a) changes the basis of taxation of any amounts payable to Bank under this Agreement or the Notes in respect of any of such Loan (other than taxes imposed on the overall net income of Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located), (b) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any of such Loans or any deposits referred to in the definition of LIBOR), or (c) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). Bank will notify Borrower of any event occurring after the date of this Agreement which will entitle Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and shall provide to the Borrower therewith a statement setting forth the basis for, and a calculation in reasonable detail of the additional amounts to be paid to the Bank hereunder. Determinations by Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

                  Section 2.19 Funding Loss Indemnification. Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by Bank pursuant to Section 7.02. The Bank shall provide to the Borrower therewith a statement setting forth the basis for, and a calculation in reasonable detail of the additional amounts to be paid to the Bank hereunder. Determinations by Bank of the additional amounts required to compensate Bank in respect of any loss, cost, or expense incurred as a result of any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan, shall be conclusive, provided that such determinations are made on a reasonable basis.

                  Section 2.20      Letter of Credit Subfacility.

                  (a) Issuance of Letters of Credit. From the Closing Date until the Maturity Date, subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and on such other terms and conditions that Bank may reasonably require, Bank may issue such Letters of Credit as Borrower may from time to time request for the benefit of Borrower or its Subsidiaries as provided herein; provided that (i) the aggregate amount of Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit at any time, and (ii) the aggregate principal amount of all Advances outstanding at such time plus the face amount of the requested Letter of Credit, together with all other issued and outstanding Letters of Credit, does not exceed, at any time, the lesser of the Borrowing Base or the Commitment. No Letter of Credit shall have an expiration date later than the earlier of (x) the Maturity Date, or (y) one year after the date of issuance thereof; provided, however, that Borrower may request issuance or renewal of a Letter of Credit with a later expiration if, at the time of such issuance or renewal, Borrower deposits an amount equal to the face amount of such Letter of Credit with Bank as cash collateral for such Letter of Credit. Each Letter of Credit shall require that all draws thereon must be presented to Bank by the expiration date therefor, regardless of whether presented prior to such date to any other institution. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance date of each Letter of Credit shall be a Business Day.

                  (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by Borrower to Bank at least five (5) Business Days prior to the requested date of issuance (or such shorter period as may be agreed to by Bank) pursuant to a Notice of Request for Letter of Credit, accompanied by such applications and other related documents as may be required by Bank. If the Notice of Request for Letter of Credit, related application and the requested form of such Letter of Credit is acceptable to Bank, Bank will, upon fulfillment of the applicable conditions set forth herein, make such Letter of Credit available to Borrower.

                  (c) Reimbursement. In the event of any drawing under any Letter of Credit, Bank will promptly notify Borrower, and to the extent such drawing is not immediately reimbursed by Borrower, Borrower shall request, or be deemed to have requested, an Advance in the amount of such drawing within five
(5) days of such date, the proceeds of which will be used to satisfy the related reimbursement obligations, in which case a Base Rate Loan shall be immediately made to Borrower by Bank and the proceeds thereof shall be reimbursed directly to Bank for application to the respective Letter of Credit Obligations. Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment Borrower may claim or have against Bank or the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

                  (d) Borrower Responsible for All Letters of Credit. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account, or to secure obligations, of a Subsidiary of Borrower, and, notwithstanding such statement, Borrower shall be for such Letter of Credit. Such statement shall not affect Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

                  (e) International Standby Practices. The Bank may issue Letters of Credit subject to Rules on International Standby Practices, as adopted as of the date of issue by the International Chamber of Commerce (the "ISP"), in which case the ISP may be incorporated therein and deemed in all respects to be a part thereof.

                  (f) Letter of Credit Obligations Absolute. The obligations of Borrower under this Agreement, any Letter of Credit Document and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Document and such other agreement or instrument under all circumstances, including without limitation the following circumstances:

                      (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Document, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the "L/C Related Documents");

                      (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                      (iii) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of

         Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                      (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                      (v) payment by Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                      (vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Loan Document; or

                      (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Guarantor.

                  Section 2.21 Conflict with Letter of Credit Documents. In the event of any conflict between this Agreement and any Letter of Credit Document (including any letter of credit application), this Agreement shall control.

                  Section 2.22 Cash Management. Borrower shall (a) establish and maintain cash management services (including, without limitation, the Lockbox Account) of a type and on satisfactory terms, with Bank, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of Borrower and each of its Domestic Subsidiaries forward payment of the amounts owed by them directly to such Lockbox Account, and (b) deposit or cause to be deposited, (i) promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections received by Borrower or any Domestic Subsidiary, and (ii) all proceeds to be paid by, or otherwise transferred by, any Foreign Subsidiary to Borrower, into an account designated by Bank, subject to a satisfactory agreement by and among Borrower, Bank, and Borrower's Subsidiaries, providing that, if such account is held by an institution other than Bank, (i) all items of payment deposited in the Lockbox Account and proceeds thereof are held as agent or bailee-in-possession for Bank,
(ii) the Bank shall only have rights of setoff or recoupment for payment of its service fees and other charges directly related to the administration of such Lockbox Account, and for returned checks or other items of payment, and (iii) upon notice from Bank following an Event of Default hereunder, it immediately will forward by daily sweep all amounts in the applicable Lockbox Account to a designated account. The Lockbox Accounts (if more than one) shall be cash collateral accounts, securing the Obligations, in which Bank is granted a Lien and security interest hereunder.

                                   ARTICLE III
                              CONDITIONS PRECEDENT

                  Section 3.01 Condition Precedent. This Agreement shall become effective as of the Closing Date, and the initial extensions of credit hereunder shall be made, upon the satisfaction of the following conditions:

                  (a) Loan Documents. The delivery of the following documents, agreements and instruments to Bank, each in form and substance satisfactory to Bank and its counsel:

                      (i) this Agreement together with the Schedules and Exhibits hereto duly completed by Borrower;

                      (ii) the Note;

                      iii) the Guaranty;

                      iv) the Security Agreement;

                      v) the Intercompany Subordination Agreement;

                      vi) the Pledge Agreement, together with original certificates cing the pledged interests described therein, and stock powers endorsed in blank;

                      (vii) the Tax Indemnity Agreement;

                      (viii) the Borrowing Base Certificate;

                      (ix) such UCC-1 or UCC-3 financing statements as Bank shall require, together with an letter authorizing filing of the same, if required;

                      (x) all other documents and instruments executed and delivered by third parties with respect to the Collateral as Bank shall have requested;

                      (xi) insurance certificates and related endorsements in favor of Bank, together with evidence that the related insurance policies are in full force and effect and meet the requirements of
         Section 5.05;

                      (xii) a loan certificate executed by an authorized signatory of Borrower and each Guarantor, including a certificate of incumbency with respect to each officer authorized to execute Loan Documents on behalf of such Person, together with (A) a copy of such Person's Organizational Documents, certified as true and correct by the Secretary of State of the State of formation or organization of such Person, (B) certificates from the Secretaries of State of those states in which such Person is organized or formed, as the case may be, certifying its good standing as a corporation in such states, in each case, dated within thirty (30) days of the Closing Date, and (C) a copy of such Person's bylaws, operating or partnership agreement, in each case, certified by the secretary or assistant secretary of such Person to be true and correct; and

                      (xiii) resolutions passed by the board of directors or written consents authorizing Borrower's and Guarantors' execution and delivery of, and the performance of the obligations under, this Agreement and the other Loan Documents to which it is a party;

                  (b) Access Agreements. Borrower shall have obtained and delivered Access Agreements to Bank with respect to Borrower's facilities in Lake Mary, Florida.

                  (c) Due Diligence. Bank shall have completed its due diligence (including, without limitation, all appraisals, reviews and audits of Borrower's business, assets and financial condition, material contracts, and lease agreements) and the results of the same shall be satisfactory to Bank;

                  (d) Financial Statements. Bank shall have received all of Borrower's financial statements as filed with the Securities and Exchange Commission on forms 10-K and 10-Q as Bank shall have requested (including, without limitation, Borrower's reporting on Form 10-Q of its financial results for the second quarter of 2003), in each case in form and substance satisfactory to Bank;

                  (e) Legal Opinions. Bank shall have received a favorable written legal opinions of counsel to Borrower, Guarantor and Holdco in form and substance satisfactory to Bank, including, without limitation, opinions of foreign counsel as may be required by Bank in connection with the pledge of the equity interests of Holdco;

                  (f) Payment of Fees. Borrower shall have paid all fees and expenses of Bank in connection with this Agreement;

                  (g) No Material Adverse Effect. No event or circumstance shall have occurred or exist that would have a Material Adverse Effect on Borrower, Guarantor, or any Affiliate;

                  (h) Approvals and Consents. Borrower shall have obtained all applicable approvals and consents from governmental authorities required to consummate the transaction contemplated by this Agreement and the operation of its business, and of so requested, shall have provided Bank with a true and correct copy of such approvals and consents; and

                  (i) Other Documents. Bank shall have received such other approvals, opinions or other documents as Bank may reasonably request and each shall be in form and substance satisfactory to Bank.

                  Section 3.02 Conditions Subsequent. The obligation of Bank to continue to issue Letters of Credit and make other extensions of credit hereunder is subject to the fulfillment of each of the following conditions subsequent set forth below (the failure to satisfy such conditions shall constitute an Event of Default):

                  (a) Access Agreements. Within 30 days of the Closing Date, Borrower shall have obtained and delivered Access Agreements to Bank with respect to Borrower's facilities in Kennett Square, Pennsylvania.

                  Section 3.03 Conditions to All Extensions of Credit. The obligation of Bank to issue Letters of Credit, make other extensions of credit hereunder, or otherwise convert any portion of the Loan hereunder shall be subject to each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                  (b) No Default. No default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                  (c) No Injunction. No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Bank, or any of their Affiliates; and

                  (d) No Material Adverse Effect. The occurrence of any event or circumstance having a Material Adverse Effect on Borrower or Guarantor.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants to Bank that:

                  Section 4.01 Incorporation, Good Standing and Due Qualification. Borrower and each Guarantor are corporations, limited liability companies, or partnerships duly incorporated or formed, as the case may be, validly existing, and in good standing under the laws of the State of their incorporation or formation, are duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and have the requisite corporate power and authority to own their respective properties and to operate their respective businesses as now conducted.

                  Section 4.02 Corporate Power and Authority. The execution, delivery and performance by Borrower of the Loan Documents has been duly authorized by all necessary corporate action and does not and will not (a) require any consent or approval of the stockholders, members, partners or other equity holders of Borrower, (b) contravene Borrower's Organizational Documents,
(c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect and applicable to Borrower or any Guarantor, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower or any Guarantor is a party or by which their respective properties may be bound or affected, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower, and (f) cause Borrower or any Guarantor to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

                  Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower and each Guarantor, as the case may be, enforceable against such Person in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally and the availability of equitable remedies.

                  Section 4.04 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of Borrower or any Guarantor is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (a) such filings as are necessary or desirable to perfect the security interests of the Bank under the Security Agreement and (b) such consents, approvals and authorizations as have been obtained.

                  Section 4.05 Financial Statements. The consolidated balance sheet of Borrower as at December 29, 2002, and the related statements of income and retained earnings of Borrower for the fiscal year then ended, reported on by Deloitte & Touche, LLP and set forth in the Borrower's annual report for the year ended December 29, 2002, as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to the Bank, fairly represents, in conformity with GAAP, the consolidated position of the Borrower and its Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year. The unaudited consolidated balance sheet of Borrower as at March 31, 2003, and the related unaudited statement of income and retained earnings for three months then ended, as set forth in the Borrower's quarterly report for the fiscal quarter ended March 31, 2003, as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to Bank, fairly represents, in conformity with GAAP, the consolidated position of the Borrower and its Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal quarter, subject to normal year end adjustments and the absence of footnotes. Except as disclosed in the Borrower's Form 10-Q filed since December 29, 2002, there has been no occurrence or event which would have a Material Adverse Effect. There are no liabilities of Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 29, 2002.

                  Section 4.06 Eligible Inventory and Eligible Accounts. All (a) Inventory included in the Borrowing Base as Eligible Inventory, and (b) Accounts included in the Borrowing Base as Eligible Accounts, meet the criteria set forth in Section 1.1, respectively and all such Eligible Inventory is located at the locations specified on Schedule 4.06.

                  Section 4.07 Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, storm, hail, embargo, act of God, or other casualty (whether or not covered by insurance) which could have a Material Adverse Effect.

                  Section 4.08 Litigation. Except as disclosed on Schedule 4.08, there is no pending or to the knowledge of any officer of Borrower threatened action or proceeding against or affecting Borrower before any court, governmental agency, or arbitrator, in which there is a reasonable probability of an adverse result which could, in any one case or in the aggregate, have a Material Adverse Effect.

                  Section 4.09 No Defaults on Outstanding Judgments or Orders. Borrower has satisfied all judgments, and Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign which could have a Material Adverse Effect.

                  Section 4.10 Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of the properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.05 (other than any properties or assets disposed of following the dates of such financial statements), and none of the properties and assets owned by Borrower and none of its leasehold interests is subject to any Lien, except for Permitted Liens.

                  Section 4.11 Subsidiaries. As of the date hereof, Borrower's Subsidiaries are set forth on Schedule 4.11.

                  Section 4.12 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower has not completely or partially withdrawn from a Multiemployer Plan; Borrower has met its minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and Borrower has not incurred any liability to the PBGC under ERISA.

                  Section 4.13 Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

                  Section 4.14 Taxes. Borrower and each of its Subsidiaries has
(a) filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties), and (b) paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing (or necessary to preserve any liens in favor of the Bank) by it, except for such taxes (i) that are not yet delinquent, or (ii) that are the subject of a protest being diligently pursued by Borrower or such Subsidiary.

                  Section 4.15 Environmental. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Borrower has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to environmental, health, or safety matters.

                  Section 4.16 Indebtedness. Borrower is not directly or contingently obligated under any credit agreement, indenture, purchase agreement, Capital Lease, or other agreement involving the extension of credit from any third party other than (a) Bank, (b) as described in the financial statements described in Section 4.05, and (c) Permitted Indebtedness.

                  Section 4.17 Investments in Subsidiaries; Intercompany Loans and Advances. As of the Closing Date, Borrower's investments in, and intercompany loans and advances made to, each of its Subsidiaries (including Holdco) are as set forth on Schedule 4.17.

                  Section 4.18 Solvency. Borrower, each of its Subsidiaries and each of the Guarantors are, and, after consummation of this Agreement and after giving effect to all Indebtedness incurred hereunder, will be, Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower or any Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any Guarantor.

                  Section 4.19 Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

                  Section 4.20 No Materially Misleading Facts. No information, exhibit, or report furnished by Borrower to Bank in connection with the negotiation of this Agreement contains, when read in context or in connection with other reports and information furnished to Bank by Borrower, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

                  So long as the Obligations shall remain outstanding, Borrower shall:

                  Section 5.01 Maintain Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation or formation, and qualify and remain qualified as a foreign corporation in each other jurisdiction where the failure to do so would have a Material Adverse Effect.

                  Section 5.02 Maintain Books and Records. Keep adequate books and records of accounts, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower.

                  Section 5.03 Maintain Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  Section 5.04 Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as now conducted by it on the date of this Agreement.

                  Section 5.05 Maintain Insurance.

                  (a) General Liability, Business Interruption, and other Insurance Coverage. With respect to the operation of Borrower's business and insurance for the Collateral, Borrower shall, at its expense, maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses in which Borrower operates, including, without limitation, comprehensive general liability insurance, worker's compensation, and business interruption insurance.

                  (b) Insurance Companies. Maintain such other insurance required by Bank under this Agreement in form, and with insurers recognized as satisfactory to Bank, and all such policies shall be in such amounts as may be reasonably satisfactory to Bank and shall, by an endorsement or independent instrument furnished to Bank provide that the insurance companies will give Bank at least thirty (30) days prior written notice (ten (10) days, in the case of non-payment of premium) before any such policy or policies of insurance shall be altered or canceled. All policies of insurance shall contain an endorsement in form and substance satisfactory to Bank, showing Bank as an additional insured, or loss payee, as applicable. If any loss shall occur at any time after the occurrence and during the continuation of any Event of Default, Bank shall be entitled to the benefit of all insurance proceeds payable to Borrower to the same extent as if such proceeds had been paid to Bank. Bank shall have the right, but not the obligation, to make premium payments, at Borrower's expense, to prevent any cancellation of any policy of insurance maintained by Borrower.

                  Section 5.06 Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto.

                  Section 5.07 Payment of Taxes and Indebtedness. For itself, and cause each of its Subsidiaries to, (a) pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed, (b) timely file all information returns required by federal, state or local taxing authorities, (c) pay any and all of its Indebtedness when and as it becomes due, other than amounts duly disputed in good faith, and (d) promptly perform its obligations under all material contracts.

                  Section 5.08 Right of Inspection. At any reasonable time and from time to time, subject to the confidentiality provisions of Section 8.17, permit Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances, and accounts of Borrower with any of its respective officers and directors and Borrower's independent accountants.

                  Section 5.09 Further Assurances. Promptly, at its expense, execute and deliver to Bank, or cause to be executed and delivered to Bank, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or to obtain any consents which are necessary in connection with or in accomplishment of the covenants and agreements of Borrower under the Loan Documents, all as may be necessary or appropriate in connection therewith or as may be requested by Bank.

                  Section 5.10 Use of Proceeds. Use the proceeds of the Loans hereunder only as described in Section 2.16.

                  Section 5.11 Environment. Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Bank's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

                  Section 5.12 Reporting Requirements.  Furnish to Bank:

                  (a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, consolidated balance sheets of Borrower as of the end of such quarter, consolidated statements of income and retained earnings of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and consolidated statements of changes in financial position of Borrower for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of Borrower (subject to normal year-end adjustments and footnotes);

                  (b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, consolidated balance sheets of Borrower as of the end of such fiscal year and consolidated statements of income and retained earnings of Borrower for such fiscal year and consolidated statements of changes in financial position of Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year prepared in accordance with GAAP, all as reported on in accordance with the rules and regulations of the Securities and Exchange Commission and audited by Deloitte and Touche LLP or other independent public accountants of nationally recognized standing;

                  (c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

                  (d) Certificate of No Default. Within forty-five (45) days after the end of each of the quarters of each fiscal year of Borrower, a certificate of the chief financial officer of Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (ii) with computations demonstrating compliance with the covenants contained in Section 5.13;

                  (e) Borrower Tax Returns. Within thirty (30) days after the filing thereof, a true and correct copy of Borrower's Form 1120 Federal tax return (on a consolidated basis with each of the Guarantors), including all schedules and exhibits thereto;

                  (f) Reserved.

                  (g) Borrowing Base Certificates and Other Collateral Reporting. Not less than (i) one time per month within ten (10) days of the end of the previous calendar month, or more frequently upon request of Bank, Borrower will provide Bank with a complete and accurate Borrowing Base Certificate, together with an Account "aging" report and an Inventory report in form and substance satisfactory to Bank, and (ii) upon request of Bank, such other reports with respect to the Collateral as Bank shall request, each in form and substance satisfactory to Bank.

                  (h) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower which, if determined adversely to Borrower, could have a Material Adverse Effect;

                  (i) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by Borrower with respect thereto;

                  (j) ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower, Borrower will deliver to Bank a certificate of the chief financial officer of Borrower setting forth all relevant details and the action which Borrower proposes to take with respect thereto;

                  (k) Notices, Consents and Material Financial Reports to Other Creditors. Promptly after the furnishing thereof, copies of any notices, consents or material financial reports furnished to any other party pursuant to the terms of any indenture (in the case of the issuance of notes), loan, credit, or similar agreement (in the case of borrowed money), and not otherwise required to be furnished to Bank pursuant to any other clause of this Section;

                  (l) General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Bank may from time to time reasonably request.

                  Section 5.13 Financial Covenants. Comply with all of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                  (a) Minimum Current Ratio. Borrower shall maintain a Current Ratio of not less than 2.0 to 1.0, measured as of the end of each of Borrower's fiscal quarters.

                  (b) Minimum Consolidated EBITDA. Borrower shall maintain a Consolidated EBITDA of not less than $700,000, measured as of the end of each of Borrower's fiscal quarters.

                  (c) Maximum Indebtedness to Consolidated Net Worth. Borrower shall maintain a ratio of Indebtedness to Consolidated Net Worth of not more than 0.75 to 1.0, measured as of the end of each of Borrower's fiscal quarters.

                  (d) Minimum Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.75 to 1.0, measured as of the end of each of Borrower's fiscal quarters.

                  (e) Minimum Consolidated Tangible Net Worth. At all times, Borrower shall maintain a Consolidated Tangible Net Worth of not less than $20,000,000 plus 50% of the Consolidated Net Income on a cumulative basis for all preceding fiscal quarters of Borrower, commencing with the fiscal quarter ended March 31, 2003.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

                  Borrower covenants and agrees that so long as any portion of the Obligations shall remain unpaid, Borrower shall not, and shall not permit its Subsidiaries to, without the prior written consent of Bank:

                  Section 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except for Permitted Liens.

                  Section 6.02 Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Indebtedness, except for (a) Permitted Indebtedness and (b) refinancing, renewals of or extensions of Permitted Indebtedness, provided, that Borrower shall only be permitted to refinance, renew or extend such Permitted Indebtedness without Bank's prior written consent if (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Bank's judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness,

(ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Bank as those that were applicable to the refinanced, renewed, or extended Indebtedness.

                  Section 6.03 Subsidiaries; Mergers; Reorganizations and Permitted Acquisitions of Domestic Subsidiaries. (a) Form any Domestic Subsidiary after the Closing Date (unless such Domestic Subsidiary becomes a Guarantor hereunder, becomes a party to the Security Agreement and the Borrower makes a pledge to the Bank of its equity interests in such Domestic Subsidiary);
(b) wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into any Person; (c) make an Asset Sale, other than a Permitted Asset Sale; or (d) make any Acquisition, other than a Permitted Acquisition; provided that if the result of any such Permitted Acquisition is the creation or addition of a Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor hereunder, become a party to the Security Agreement and the Borrower shall make a pledge to the Bank of its equity interests in such Domestic Subsidiary.

                  Section 6.04 Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property without the prior written consent of Bank.

                  Section 6.05 Dividends. Except with respect to Dividends payable to Borrower, declare or pay any Dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or allocate or otherwise set apart any sum for the payment of any Dividends, or for the purchase, redemption, or retirement of any shares of its capital stock. Notwithstanding the foregoing, Borrower is permitted to make Dividends to its shareholders provided that Borrower has satisfied (and is projected to continue satisfying) the financial covenants set forth in Section 5.13, and no other Default or Event of Default has occurred or is continuing, or would result from the making thereof.

                  Section 6.06 No Impairment of Intercompany Payments. Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of Dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower, to Borrower.

                  Section 6.07 Asset Sales. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests) in any one transaction or a series of transactions, except, that provided no Default or Event of Default has occurred hereunder, Borrower may sell or dispose of (a) inventory in the ordinary course of business, (b) assets no longer used or useful in the conduct of its business, and (c) Permitted Asset Sales.

                  Section 6.08 Investments and Intercompany Loans and Advances. Except (a) as otherwise expressly permitted in this Agreement, and (b) as required by applicable law (including the law of any foreign jurisdiction having direct authority over Holdco or any other direct or indirect Foreign Subsidiary), make, or permit to exist, any investment in, or make, accrue or permit to exist, loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that Borrower and each of its Subsidiaries may (x) maintain their respective investments in Subsidiaries as of the Closing Date as set forth on Schedule 4.17; and (y) make all other investments (including those required by applicable foreign law), intercompany loans and advances, subject to the terms and conditions set forth in the Intercompany Subordination Agreement.

                  Section 6.09 Guarantees. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business and guarantees of Permitted Indebtedness.

                  Section 6.10 Transactions With Affiliates. To the extent not restricted elsewhere in this Article VI, (a) enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate, or
(b) enter into any lending or borrowing transaction with any employees of Borrower or any Subsidiary, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 in the aggregate at any one time outstanding.

                  Section 6.11 Financial Covenants. Breach or fail to comply with any of the financial covenants set forth in Section 5.13.

                                   ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

                  Section 7.01 Events of Default. The following shall constitute Events of Default hereunder:

                  (a) Borrower should fail to (i) pay the principal when due, and (ii) pay any interest or fee, within five (5) days of the date that such interest or fee is due and payable;

                  (b) Any representation or warranty made or deemed made by Borrower in this Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

                  (c) Borrower shall fail to perform or observe any term, covenant, or agreement contained in Articles V or VI hereof;

                  (d) Borrower shall fail to perform or observe any other material agreement or covenant set forth in this Agreement, or in any other Loan Document;

                  (e) Borrower shall, with respect to any other Indebtedness not otherwise provided for in this Section 7.01 in excess of $1,000,000 in the aggregate, (i) fail to pay any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) subject to applicable notice and cure periods, or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such debt, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such Indebtedness; or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, provided that the foregoing should not be continued to permit the existence of any Indebtedness in violation of Section 6.02;

                  (f) Borrower (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due, or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets, or (iii) shall commence any proceeding under any insolvency proceeding, or (iv) shall have had any such insolvency proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more, or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties, or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

                  (g) One or more judgments, decrees, or orders for the payment of money in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (h) Any of the following events shall occur or exist with respect to Borrower under ERISA which would reasonably be expected to result in liability to Borrower in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00)
(i) any Reportable Event shall occur, (ii) complete or partial withdrawal from any Multi-Employer Plan shall take place, (iii) any

Prohibited Transaction shall occur, (d) a notice of intent to terminate a Plan shall be filed, or (e) a Plan shall be terminated;

                  (i) A Change of Control shall have occurred;

                  (j) The failure of any Guaranty, or the failure of any Guarantor to perform its respective obligations under any Guaranty; or

                  (k) Any security interest or mortgage granted to Bank pursuant to the Security Agreement ceases to be perfected or have first priority.

                  Section 7.02 Remedies.

                  (a) Upon the occurrence and during the continuance of any Event of Default, the Bank may cease making any additional Advances;

                  (b) In the case of any Event of Default specified in Sections 7.01(a), (b), (f), (i), (j) or (k), or Section 5.12(g)(i), without any notice to the Borrower, the Note, all interest thereon, and all other amounts payable under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

                  (c) Except for an Event of Default resulting from Borrower's failure to comply with Section 5.12(g)(i), in the case of any Event of Default specified in Sections 7.01(c) or (e), Bank may, by notice to Borrower, declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower;

                  (d) In the case of any Event of Default not specified in clauses (b) and (c) above, if the Borrower shall fail to cure such default within thirty (30) days after the date on which the Bank provides written notice to the Borrower (or, in the case of an Event of Default with respect to which Borrower is obligated to deliver notice to Bank, the date on which Borrower provides notice to Bank of such an Event of Default), the Bank, at its option, without further notice, may declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower. Notwithstanding the foregoing, in the event that the Borrower has commenced and is diligently proceeding to cure such Event of Default, the Borrower shall have such additional time (not in excess of thirty (30) days) to effectuate such cure.

                  (e) After applicable notice and applicable cure periods, if any, Bank is hereby authorized at any time and from time to time, without further notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the Notes or any other Loan Document, irrespective of whether or not Bank shall have made any demand under this Agreement or the Notes or such other Loan Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have;

                  (f) Bank may exercise all of the post-default rights granted to it under the Loan Documents or under applicable law. The rights and remedies of Bank hereunder shall be cumulative, and not exclusive. The exercise of one or more such remedies shall not preclude or prevent Bank from, at the same time, or at any other time, resorting to or exercising the same or other rights, powers, privileges or remedies herein granted to it or to which it might otherwise legally resort.

                  Section 7.03 Cash Collateralization of Letters of Credit. Bank may, irrespective of whether it is taking any of the actions described in this Section, under the Security Agreement or otherwise, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Bank in same-day funds, for deposit in such account as Bank shall specify (the "L/C Cash Collateral Account"), an amount equal to 105% of the Letter of Credit Obligations then outstanding. The L/C Cash Collateral Account shall be in the name and under the sole dominion and control of Bank. Bank shall have no obligation to invest any amounts on deposit in the L/C Cash Collateral Account. Borrower grants to Bank, a lien on and security interest in the L/C Cash Collateral Account and all amounts on deposit therein as collateral security for the performance of its obligations under this Agreement and the other Loan Documents. Bank shall have all rights and remedies available to it under applicable law with respect to the L/C Cash Collateral Account and all amounts on deposit therein.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                  Section 8.01 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Bank and the conditions set forth in Section 3.01 have been fully satisfied or waived by Bank in writing.

                  Section 8.02 Amendments and Waivers. No amendment, modification, termination, or waiver of any provision of any Loan Document to which Borrower is a party, nor consent to any departure by Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  Section 8.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given upon the earlier of receipt or three (3) Business Days from the date of deposit in the mail, designated as certified mail, return receipt requested, post-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out by telex or telecopy addressed to the party to which such notice is directed at its address determined as provided in this
Section 8.03 during the recipient's normal business hours, except that notices to Bank pursuant to Article II shall not be effective until received by Bank. All notices and other communications under this Agreement (other than with respect to routine conversions/continuations and repayments) shall be given to the parties hereto at the following addresses:

If to Borrower:
                             FARO TECHNOLOGIES, INC.
                             125 Technology Park
                             Lake Mary, Florida 32746
                             Attention: Simon Raab
                             Telecopier: (407) 333-4181


with a copy to:
                             FOLEY & LARDNER
                             100 North Tampa Street
                             Suite 2700
                             Tampa, Florida 33602
                             Attention: Steven W. Vazquez, Esq.
                             Telecopier: (813) 221-4210


If to Bank:
                             SUNTRUST BANK
                             200 South Orange Avenue
                             Orlando, Florida 32801
                             Attention: Scott G. Balke
                             Telecopier: (407) 237-6030


with a copy to:              DEAN, MEAD, EGERTON, BLOODWORTH, CAPOUANO &
                                BOZARTH, P.A.
                             800 North Magnolia Avenue, Suite 1500
                             Orlando, Florida 32803
                             Attention: Gregory K. Lawrence, Esq.
                             Telecopier: (407) 423-1831


                  Any party hereto may change the address to which notices shall be directed under this Section 8.03 by giving ten (10) days' written notice of such change to the other party.

                  Section 8.04 No Waiver. No failure or delay on the part of Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

                  Section 8.05 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties. Borrower may not assign this Agreement or any rights or duties hereunder without Bank's prior written consent and any prohibited assignment shall be void. No consent to assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder, in accordance with Section 8.09 hereof.

                  Section 8.06 Costs, Expenses, and Taxes. Borrower agrees to pay on demand all costs and expenses incurred by Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents and the Letters of Credit (including the Letter of Credit Fees), and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for Bank incurred in connection with advising Bank as to its rights and responsibilities hereunder. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. Borrower shall also pay all audit, appraisal and valuation fees and charges, whether Bank elects to perform such audits, appraisals and valuations itself or through the services of one or more third Persons. In addition, Borrower shall pay any and all documentary stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

                  Section 8.07 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

                  Section 8.08 Indemnity. Borrower agrees to indemnify and hold harmless Bank and each of its affiliates, employees, representatives, officers, directors, agents and attorneys (any of the foregoing shall be an "Indemnitee") from and against any and all claims, liabilities, losses, damages, actions, investigations, proceedings, attorneys' fees and expenses (as such fees and expenses are incurred and irrespective of whether suit is brought) and demands by any party, including the costs of investigating and defending such claims, actions, investigations or proceedings, and the costs of answering any discovery served in connection therewith, whether or not Borrower or the Person seeking indemnification is the prevailing party and whether or not the Person seeking indemnification is a party to any such action or proceeding (a) resulting from any breach or alleged breach by Borrower of any representations or warranties made hereunder, or (b) arising out of (i) the Loans, issuance of Letters of Credit, or otherwise under this Agreement, including the use of the proceeds of the Loans hereunder in any fashion by Borrower or the performance of its obligations under the Loan Documents by Borrower, (ii) allegations of any participation by Bank in the affairs of Borrower, or allegations that Bank has any joint liability with Borrower for any reason, or (iii) any claims against Bank by any shareholder or other investor in or Bank to Borrower, by any brokers or finders or investment advisers or investment bankers retained by Borrower or by any other third party, for any reason whatsoever, or (c) in connection with taxes, fees, and other charges payable in connection with the Loans, or the execution, delivery, and enforcement of this Agreement, the other Loan Documents, and any subsequent amendments thereto or waivers of any of the provisions thereof, unless the Person seeking indemnification hereunder is determined in such case to have acted or failed to act with gross negligence or willful misconduct by a non-appealable judicial order. This indemnity shall survive termination of this Agreement.

                  Section 8.09 Assignments; Participations. (a) Assignments. Bank may assign and delegate to one or more assignees (each an "Assignee") all or any ratable portion of the Obligations and the other rights and obligations of Bank hereunder and under the other Loan Documents, provided, that, Borrower may continue to deal solely and directly with Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Bank and the Assignee. From and after the date that Bank provides Borrower with such written notice, the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, shall have the assigned and delegated rights and obligations of Bank under the Loan Documents.

                  (b) Participations. Bank may at any time sell to one or more commercial banks, financial institutions, or other Persons, as Participants, an interest in the Obligations (including the Letter of Credit Obligations) and the other rights and interests of Bank hereunder and under the other Loan Documents; provided, however, that (i) Bank shall remain the "Bank" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Bank shall not constitute a "Bank" hereunder or under the other Loan Documents and Bank's obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible for the performance of such obligations, (iii) Borrower and Bank shall continue to deal solely and directly with each other in connection with Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) all amounts payable by Borrower hereunder shall be determined as if Bank had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Bank under this Agreement. The rights of any Participant only shall be derivative through Bank and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations.

                  (c) Disclosures. In connection with any such assignment or participation or proposed assignment or participation, Bank may disclose all documents and information that it now or hereafter may have relating to Borrower or Borrower's business, subject to the confidentiality requirements set forth in
Section 8.17.

                  Section 8.10 Setoff. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default after the expiration of any cure period applicable thereto, if any, and until such Event of Default is waived in writing by Bank, Bank is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by Bank, its branches, Subsidiaries or affiliates, for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Bank under this Agreement and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) Bank shall have declared the principal of and interest on the Loans and the Agreement and other amounts due hereunder to be due and payable.

                  Section 8.11 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all costs, expenses, and attorneys fees of Bank related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  Section 8.12 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida applicable to agreements made and to be performed wholly within the State of Florida without reference to the conflicts of law provisions thereof that may cause the application of the laws of another jurisdiction.

                  Section 8.13 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 8.14 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the Loan Documents, and the other documents described or contemplated herein embody the entire agreement and understanding between or among any of the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof between or among any of the parties hereto.

                  Section 8.15 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any other Loan Document, the terms and provisions of this Agreement shall control.

                  Section 8.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile transmission shall be deemed equally effective as a manually executed counterpart hereof.

                  Section 8.17 Headings. Article and Section headings in this Agreement are for the convenience of reference only, and shall not constitute a part of this Agreement for any other purpose.

                  Section 8.18 Confidentiality. Bank agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due diligence to maintain the confidentiality of all non-public information provided to it by the Borrower or any Subsidiary under this Agreement, and neither the Bank nor its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Bank; (b) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Affiliates, provided that such source is not bound by a confidentiality agreement with the Borrower or any of Borrower's Affiliates, provided, however, that Bank may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which Bank is subject or in connection with an examination of Bank by any such authority; (ii) pursuant to subpoena or other court process; (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder; (iv) to the Bank's independent auditors and other professional advisors; (v) to any Participant or Assignee, actual or potential (or their respective professional advisors), or to any counterparty (or its professional advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations as a lender under this Agreement, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the bank hereunder; and (vi) as expressly permitted under the terms of any other document or agreement to which the Borrower or any Subsidiary is party with Bank or its Affiliates.

                  Section 8.19 Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR OF THE UNITED STATES FOR THE MIDDLE DISTRICT OF FLORIDA AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER AND BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF BORROWER AND BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF

ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. BORROWER AND BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

                  Section 8.20 Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE BORROWINGS OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

              [the remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WITNESSES:                                  "BORROWER"

                                            FARO TECHNOLOGIES, INC., a Florida
                                            corporation


                                            By:  /s/ Simon Raab
/s/ Christine Lent                             ---------------------------------
-----------------------------------           Name:  Simon Raab
Print Name: Christine Lent                    Title: Chief Executive Officer


/s/ Melanie Luther
-----------------------------------
Print Name: Melanie Luther                            (CORPORATE SEAL)
Two witnesses as to Borrower

                                            "BANK"

                                            SUNTRUST BANK

                                            By:  /s/ Scott Baker
/s/ Christine Lent                             ---------------------------------
-----------------------------------           Name:  Scott Baker
Print Name: Christine Lent                    Title: First Vice President


/s/ Melanie Luther
-----------------------------------
Print Name: Melanie Luther
Two witnesses as to Bank

                                    EXHIBIT A
                                    ---------


                             FORM OF PROMISSORY NOTE
                             -----------------------


$5,000,000                                                   September ___, 2003



                  BEING INDEBTED FOR VALUE RECEIVED, the undersigned, FARO TECHNOLOGIES, INC., a Florida corporation (the "Borrower"), promises to pay to SUNTRUST BANK (the "Bank"), or order, in the manner hereinafter specified, the principal sum of FIVE MILLION DOLLARS ($5,000,000), together with interest thereon from time to time from the date hereof until paid in full at the interest rate set forth in the Loan Agreement (as defined below). Said principal and interest shall be payable in lawful money of the United States of America at 200 South Orange Avenue, Orlando, Florida 32801, or at such other place as may hereafter be designated by written notice from the holder ("Holder") of this instrument to Borrower, on the dates and in the manner set forth in the Loan Agreement.

                  This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Loan Agreement of even date herewith by and between Borrower and Bank (the "Loan Agreement"), the terms of which are incorporated herein by this reference. This Note is secured by, among other things, that certain Security Agreement of even date herewith executed and delivered by Borrower in favor of Bank (the "Security Agreement"), reference to which is hereby made for a description of the Collateral provided for under the Security Agreement and the rights of Borrower and Bank with respect to such Collateral. Terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement, and if not defined therein, in the Security Agreement.

                  This Note may be prepaid in whole or in part in accordance with the terms and provisions set forth in the Loan Agreement, and is subject to mandatory prepayment in accordance with the terms of the Loan Agreement.

                  Payments of principal and interest hereunder shall be paid in accordance with the Loan Agreement. Any installment of principal or interest due under this Note that is not paid in full on the due date therefor, whether a regularly scheduled payment date, on the maturity date, or otherwise resulting from the acceleration of maturity upon the occurrence of an Event of Default, shall bear interest from the due date until payment in full as provided in
Section 2.09 of the Loan Agreement.




------------------------------------------------------------------------------
FLORIDA DOCUMENTARY STAMPS IN THE AMOUNT OF $2,450.00 HAVE BEEN PAID AT THE TIME OF EXECUTION AND DELIVERY OF THIS NOTE.
O0084743v6

                  Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, or in any other document or instrument delivered in connection therewith, interest shall accrue on all amounts outstanding at the Default Rate and all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Loan Agreement.

                  Borrower grants to Holder a security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Holder all of Borrower's right, title, and interest in and to Borrower's accounts with Holder (whether checking, savings, or other account), including accounts Borrower may open in the future, excluding, however, all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Holder, to the extent permitted by applicable law, to charge or set-off all sums owing on the indebtedness evidenced by this Note against any and all such accounts. Said right of set-off may also be exercised and applicable where Holder is indebted to any signer hereof by reason of any certificate of deposit, note or otherwise.

                  Borrower and all persons liable or to become liable on this Note agree, jointly and severally, to pay all costs of collection, including reasonable attorney's fees and all costs of suit, in case any payment of principal and/or interest required herein is not paid when due, or in case it becomes necessary to protect or foreclose the security for the indebtedness evidenced hereby, or in the event the Holder is made party to any litigation because of the existence of the indebtedness evidenced by this Note or any agreement executed by Borrower in connection with the loan evidenced hereby, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings. Demand, presentment, protest, notice of protest and notice of dishonor are hereby waived by Borrower.

                  Notwithstanding anything contained herein to the contrary, the interest rate charged pursuant to this Note including all charges and fees in connection therewith deemed in the nature of interest under Florida law, shall not exceed the maximum rate allowed by law. In the event the stated interest rate on the Notes together with any other charge or fee deemed in the nature of interest exceeds the maximum legal rate, then, ipso facto, the interest rate shall be reduced to the maximum legal rate, and if, interest in excess of the maximum legal rate shall have been paid by Borrower in connection with this Note or under the other Notes, the amount of such excess shall be applied to unpaid and outstanding principal, and not to the payment of interest.

                  Borrower hereby consents and agrees that, in any actions predicated upon this Note, venue is properly laid in Orange County, Florida and that the Circuit Court in and for Orange County, Florida or the Federal Court for the Middle District of Florida shall have full jurisdiction to determine all issues arising out of or in connection with the execution and enforcement of this Note. Borrower waives to the fullest extent for itself, its successors and assigns and all persons now or at any time liable for payment of this Note, to the fullest extent permitted under the laws of the State of Florida, any right, power, privilege or prerogative to demand a jury trial with respect to any and all issues arising out of or in connection with the execution, delivery and/or enforcement of this Note or the transactions contemplated in the other Loan Documents (including but not limited to any claims, cross-claims or third party claims).

                  BORROWER REPRESENTS AND WARRANTS TO BANK THAT THE LOAN AND ALL PROCEEDS FROM THIS NOTE SHALL BE USED SOLELY FOR BUSINESS OR COMMERCIAL PURPOSES.

Borrower's Address:                     "BORROWER"

                                        FARO TECHNOLOGIES, INC., a Florida
                                               corporation
125 Technology Park
Lake Mary, Florida 32746
                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                                 (CORPORATE SEAL)

                                    EXHIBIT B
                                    ---------

                       FORM OF BORROWING BASE CERTIFICATE
                       ----------------------------------



SunTrust Bank
200 South Orange Avenue
Orlando, Florida 32801
Attn:  Scott G. Balke


         The undersigned, the [chief financial officer] of FARO TECHNOLOGIES, INC., a Florida corporation ("Borrower"), delivers this Borrowing Base Certificate to SUNTRUST BANK ("Bank") pursuant to that certain Loan and Security Agreement by and between Borrower and Bank dated as of September __, 2003 (the "Loan Agreement"), and hereby certifies to Bank that, as of the ___ day of ___________, 20__ (the "Calculation Date"), the following is a calculation of the Borrowing Base in compliance with the Loan Agreement:

Accounts:
--------

1.       Amount of Eligible Accounts*                           $ ______________

2.       Advance rate against Eligible Accounts  (80%)                (0.80)

3.       Subtotal - Eligible Accounts times Advance rate        $ ______________


Inventory:
---------

4.       Eligible Inventory (valued at book value)*             $  _____________

5.       Advance rate against Eligible Inventory  (25%)               (0.25)

6.       Subtotal - Eligible Inventory times Advance rate       $  _____________

7.       The lesser of Item 6 or $1,000,000                     $  _____________


Borrowing Base Calculation:
--------------------------

8.       Item 3 plus Item 7                                     $  _____________


                            [continued on next page]

Borrowing Availability:

9.       The lesser of $5,000,000 or Item 8                     $  _____________

10.      Minus outstanding Advances as of the Calculation Date  $  _____________

11. Minus issued and outstanding Letters of Credit and unreimbursed drawings as of the Calculation Date
         (to the extent not already deducted in Item 10 above)  $ _____________

12.      BORROWING AVAILABILITY
         (Item 9 minus Item 10 minus Item 11)                   $  _____________


         All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement.

         The undersigned hereby certifies that the foregoing information and the detailed supporting documentation accompanying this Borrowing Base Certificate are true, accurate and complete.


                                        FARO TECHNOLOGIES, INC., a Florida
                                        corporation


                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________










* supporting documentation attached

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS...................................1
   Section 1.01  Defined Terms................................................1
   Section 1.02  Accounting Terms............................................15
ARTICLE II  AMOUNT AND TERMS OF THE LOAN.....................................15
   Section 2.01  The Loan....................................................15
   Section 2.02  Notice and Manner of Borrowing for Loans....................15
   Section 2.03  The Note....................................................15
   Section 2.04  Fees........................................................15
   Section 2.05  Conversion of Loan Types....................................16
   Section 2.06  Interest Rate for Loans.....................................16
   Section 2.07  Savings Clause..............................................16
   Section 2.08  Interest Payments on Loans..................................16
   Section 2.09  Late Payments and Default Rate..............................16
   Section 2.10  Reserved....................................................17
   Section 2.11  Optional Prepayments........................................17
   Section 2.12  Mandatory Repayments........................................17
   Section 2.13  Method of Payment...........................................17
   Section 2.14  Application of Payments.....................................17
   Section 2.15  Demand, Maturity Date.......................................18
   Section 2.16  Use of Proceeds.............................................18
   Section 2.17  Illegality..................................................18
   Section 2.18  Increased Cost..............................................18
   Section 2.19  Funding Loss Indemnification................................19
   Section 2.20  Letter of Credit Subfacility................................19
   Section 2.21  Conflict with Letter of Credit Documents....................21
   Section 2.22  Cash Management.............................................21
ARTICLE III  CONDITIONS PRECEDENT............................................21
   Section 3.01  Condition Precedent.........................................21
   Section 3.02  Conditions Subsequent.......................................23
   Section 3.03  Conditions to All Extensions of Credit......................23
ARTICLE IV  REPRESENTATIONS AND WARRANTIES...................................24
   Section 4.01  Incorporation, Good Standing and Due Qualification..........24
   Section 4.02  Corporate Power and Authority...............................24
   Section 4.03  Legally Enforceable Agreement...............................25
   Section 4.04  Consents....................................................25
   Section 4.05  Financial Statements........................................25
   Section 4.06  Eligible Inventory and Eligible Accounts....................25
   Section 4.07  Labor Disputes and Acts of God..............................25
   Section 4.08  Litigation..................................................25
   Section 4.09  No Defaults on Outstanding Judgments or Orders..............26
   Section 4.10  Ownership and Liens.........................................26
   Section 4.11  Subsidiaries................................................26
   Section 4.12  ERISA.......................................................26

                                Table of Contents
                                -----------------
                                   (continued)
                                                                            Page
                                                                            ----


   Section 4.13  Operation of Business.......................................26
   Section 4.14  Taxes.......................................................26
   Section 4.15  Environmental...............................................26
   Section 4.16  Indebtedness................................................27
   Section 4.17  Investments in Subsidiaries; Intercompany Loans and
                 Advances....................................................27
   Section 4.18  Solvency....................................................27
   Section 4.19  Other Agreements............................................27
   Section 4.20  No Materially Misleading Facts..............................27
ARTICLE V  AFFIRMATIVE COVENANTS.............................................27
   Section 5.01  Maintain Existence..........................................27
   Section 5.02  Maintain Books and Records..................................27
   Section 5.03  Maintain Properties.........................................28
   Section 5.04  Conduct of Business.........................................28
   Section 5.05  Maintain Insurance..........................................28
   Section 5.06  Compliance With Laws........................................28
   Section 5.07  Payment of Taxes and Indebtedness...........................28
   Section 5.08  Right of Inspection.........................................28
   Section 5.09  Further Assurances..........................................29
   Section 5.10  Use of Proceeds.............................................29
   Section 5.11  Environment.................................................29
   Section 5.12  Reporting Requirements......................................29
   Section 5.13  Financial Covenants.........................................31
ARTICLE VI  NEGATIVE COVENANTS...............................................31
   Section 6.01  Liens.......................................................31
   Section 6.02  Indebtedness................................................31
   Section 6.03  Subsidiaries; Mergers; Reorganizations and Permitted
                 Acquisitions of Domestic Subsidiaries.......................32
   Section 6.04  Sale and Leaseback..........................................32
   Section 6.05  Dividends...................................................32
   Section 6.06  No Impairment of Intercompany Payments......................32
   Section 6.07  Asset Sales.................................................32
   Section 6.08  Investments and Intercompany Loans and Advances.............33
   Section 6.09  Guarantees..................................................33
   Section 6.10  Transactions With Affiliates................................33
   Section 6.11  Financial Covenants.........................................33
ARTICLE VII  EVENTS OF DEFAULT AND REMEDIES..................................33
   Section 7.01  Events of Default...........................................33
   Section 7.02  Remedies....................................................35
   Section 7.03  Cash Collateralization of Letters of Credit.................36
ARTICLE VIII  MISCELLANEOUS..................................................36
   Section 8.01  Effectiveness...............................................36
   Section 8.02  Amendments and Waivers......................................36
   Section 8.03  Notices.....................................................36

                                Table of Contents
                                -----------------
                                   (continued)
                                                                            Page
                                                                            ----

   Section 8.04  No Waiver...................................................37
   Section 8.05  Successors and Assigns......................................38
   Section 8.06  Costs, Expenses, and Taxes..................................38
   Section 8.07  Integration.................................................38
   Section 8.08  Indemnity...................................................38
   Section 8.09  Assignments; Participations.................................39
   Section 8.10  Setoff......................................................40
   Section 8.11  Revival and Reinstatement of Obligations....................40
   Section 8.12  Governing Law...............................................40
   Section 8.13  Severability of Provisions..................................40
   Section 8.14  Entire Agreement............................................40
   Section 8.15  Conflicts...................................................41
   Section 8.16  Counterparts................................................41
   Section 8.17  Headings....................................................41
   Section 8.18  Confidentiality.............................................41
   Section 8.19  Consent to Jurisdiction.....................................41
   Section 8.20  Jury Trial Waiver...........................................42